CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Franklin Fund Allocator Series of our reports dated September 20, 2023, relating to the financial statements and financial highlights, which appear in Franklin Emerging Market Core Equity (IU) Fund, Franklin International Core Equity (IU) Fund, and Franklin U.S. Core Equity (IU) Fund’s Annual Reports on Form N-CSR for the year ended July 31, 2023. We also consent to the references to us under the headings “Financial Highlights”, “Policies and Procedures Regarding the Release of Portfolio Holdings”, and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

San Francisco, California

November 27, 2023